Exhibit 8.1

JONES DAY

77 WEST WACKER • CHICAGO, ILLINOIS 60601-1692

TELEPHONE: (312) 782-3939 • FACSIMILE: (312) 782-8585

October 1, 2012

DDR Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Re:	Registration Statement on Form S-3 filed by DDR Corp. for the benefit of Selling Shareholders

Ladies and Gentlemen:

We have acted as counsel for DDR Corp., an Ohio corporation (the “Company”), in connection with the registration for resale by certain of the Company’s shareholders identified in the Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”) of 40,577,781 common shares, $0.10 par value per share, of the Company held by the selling shareholders (the “Common Shares”). The resale of the Common Shares is discussed in the prospectus (the “Prospectus”) constituting a part of the Registration Statement. The Common Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

You have requested our opinion concerning certain federal income tax considerations relating to the Company, including with respect to its election to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). In connection with our opinion, we have reviewed and are relying upon (i) the Registration Statement (including the exhibits thereto) and the Prospectus, (ii) the Second Amended and Restated Articles of Incorporation of the Company, as amended, as in effect on the date hereof, (iii) the Amended and Restated Code of Regulations of the Company as in effect on the date hereof, and (iv) such other documents, records and instruments that we have deemed necessary or appropriate for purposes of our opinion, and have assumed their accuracy as of the date hereof. For purposes of our review, we have also assumed, with your consent, the authenticity of all documents we have examined as well as the genuineness of signatures and the validity of the indicated capacity of each party executing a document. In addition, we have relied upon the factual representations contained in a certificate, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and operation of the Company.

ATLANTA • BEIJING • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DUBAI • FRANKFURT • HONG KONG • HOUSTON

IRVINE • LONDON • LOS ANGELES • MADRID • MEXICO CITY • MILAN • MOSCOW • MUNICH • NEW DELHI • NEW YORK • PARIS

PITTSBURGH • SAN DIEGO • SAN FRANCISCO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

DDR Corp. October 1, 2012 Page 2	JONES DAY

We have made such investigations of law and fact as we have deemed appropriate as a basis for our opinion. However, for purposes of our opinion, we have not made an independent investigation of the facts set forth in the Officer’s Certificate. Our opinion is conditioned on the accuracy and completeness of the factual representations made in the Officer’s Certificate and in the Registration Statement (including the Prospectus) and any change or inaccuracy in the factual representations referred to in the Registration Statement (including the Prospectus) or the Officer’s Certificate may affect our conclusions set forth herein.

Our opinion is based upon current provisions of the Code, the legislative history thereto, the existing applicable United States federal income tax regulations promulgated or proposed under the Code, published judicial authority and currently effective published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all of which are subject to change at any time, possibly with retroactive effect, and subject to differing interpretations.

Based upon and subject to the foregoing and the qualifications set forth below, it is our opinion that:

(1)	during the period commencing with the Company’s taxable year ended December 31, 1993 through its taxable year ended December 31, 2011, the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s current and proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2012 and for future taxable years; and

(2)	the statements set forth in the Prospectus under the caption “Certain U.S. Federal Income Tax Considerations,” to the extent they describe United States federal income tax laws or legal conclusions with respect thereto, are accurate summaries of the matters described therein in all material respects.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. The qualification and taxation of the Company as a REIT depend upon the ability of the Company to satisfy on a continuing basis, through actual annual operating and other results, the various requirements under the Code and the Treasury Regulations promulgated thereunder and described in the Prospectus with regard to (i) organizational and operational matters, including, among other things, the sources of its income, the composition of its assets, and the level of its distributions to holders of the Company’s shares, and (ii) the diversity of ownership of the Company’s shares. Jones Day has not verified and will not review or verify the compliance of the Company with the requirements for qualification and taxation as a REIT on a continuing basis. Accordingly, no assurance can be given that the Company will satisfy the requirements under the Code and the applicable Treasury Regulations for qualification and taxation as a REIT for 2012 and subsequent taxable years.

DDR Corp. October 1, 2012 Page 3	JONES DAY

In rendering our opinion, we are expressing our views only as to the United States federal income tax laws. We do not undertake to advise you of the effect of changes in matters of law or fact occurring subsequent to the date hereof. This opinion is not binding upon the IRS or the courts. There can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more of the positions reflected in the foregoing opinion or that our opinion will be upheld by the courts if challenged by the IRS.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Jones Day under the caption “Certain U.S. Federal Income Tax Considerations” in the Prospectus. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day